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                                  EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Directors
West Bancorporation, Inc.

      We consent to incorporation by reference in the Registration Statement on Form S-8 of West Bancorporation, Inc. of our report dated January 9, 2004 relating to the consolidated balance sheets of West Bancorporation, Inc. and subsidiaries as of December 31, 2003 and 2002 and the related consolidated statements of income, stockholders' equity, comprehensive income, and cash flows for each of the three years in the period ended December 31, 2003 which report appears in the 2003 annual report on Form 10-K of West Bancorporation, Inc.

/s/ McGladrey & Pullen, LLP

Des Moines, Iowa
October 29, 2004

Word/Form S-8

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